Exhibit 10.1

Basic Goodwill Agreement

LEIFRAS Co., Ltd. (hereinafter referred to as “A”) and [ ] (hereinafter referred to as “B”) entered into a basic goodwill agreement (hereinafter referred to as “Agreement”) regarding the management of sports school business.

Article 1 (Purpose)

1.	A grants to B a license to operate the sports school (hereinafter referred to as “the School”) described in Exhibit 1 under the unified image of A’s trademark as B’s business, and to provide management guidance, know-how and other services (market research, product purchasing support, recruitment support, payment collection, advertising, publicity, call center, etc.) to B. A grants permission to B to operate the sports school (hereinafter referred to as the “School”) described in Attachment 1 under the unified image of A’s trademark (hereinafter referred to as the “School”) as B’s business and promises to provide management guidance, know-how and other services (market research, product purchasing support, recruitment support, payment collection, advertising, call center, etc.) and B promises to pay certain consideration for this to A.

2.	When B establishes a new legal entity (hereinafter referred to as “Corporation B”) for the operation of the School, B shall immediately report this to A and separately enter into an agreement with a\A to the same effect as this Agreement. (2) When B establishes a new legal entity (hereinafter referred to as “Corporation B”) for the operation of the School, it shall immediately report this to A and separately enter into an agreement with A that is identical to this Agreement with Corporation B as the party to Agreement.

Article 2 (Independent Business Operator, etc.)

1.	Confirm that A and B are independent businesses, and that B is not an agent or employee of A, nor does it have any authority or position to perform any commercial act or other act on behalf of A.

2.	The management of the SCHOOL shall be done by the sole responsibility and skill of B, and B shall have all the rights and be responsible as a business owner employing the necessary employees at its discretion.

3.	B shall, when dealing with a third party (including the School Members), fully explain and represent himself/herself as a completely different business entity from A. 3. In dealing with a third party (including a member of the School), B shall fully explain and represent that it is a completely different business entity from A, and shall not take advantage of A’s credit or incur any debt to A.

4.	B shall not enter A’s office, school site, etc. without A’s consent.

5.	B shall not engage in any act of withdrawal of A’s customers.

Article 3 (Status of B, etc.)

1.	If B intends to engage in any business that may compete with A’s business (sports school business, sports-related event business, sports-related goods sales business, professional sports team affiliation business, club activity support business, business commissioned by the government, healthcare business, and after-school day care service business), it must consult with A in advance and obtain its written consent.

2.	In the event that Corporation B is established and a Basic Goodwill Separation Agreement is also executed between said corporation and A, B and Corporation B shall be jointly and severally liable to A for the performance of all obligations arising out of this agreement.

3.	In the case of the preceding paragraph, neither B nor B Incorporated shall have the status of a school operator under this Agreement independently or separately, and if the Basic Goodwill Agreement with A is terminated with respect to either of them, the Basic Goodwill Agreement shall be automatically terminated with respect to the other.

Article 4 (Licensing of Trademarks, etc.)

1.	A grants to B the right to use the trademark, trade name and logo, etc. (hereinafter referred to as “the Trademark, etc.”) listed in Attachment 2 in this school on the condition that B complies with the second clause of this Article. (2) A grants to B permission to use the trademarks, trade names, logos, etc. (hereinafter referred to as the “Trademarks, etc.”) listed in Exhibit 2 and to conduct its business using know-how developed by A.

2.	In using trademarks, etc., B must comply with the following

(1)	A acknowledges and agrees that the Trademarks, etc. and the know-how developed by A and provided to B belong to A, and that B has no rights in them, and does not dispute this.

(2)	(2) B shall use the Trademark, etc. in accordance with the manner designated by A.

(3)	B shall use the Trademarks, etc. only for the School conducted under this Agreement and shall not use them for any other business.

(4)	B may not change the name of the School or use any additional wording without the prior written consent of A.

(5)	B shall not register any trademark, trade name or logo identical or similar to the Trademarks, etc., as its own in any state or territory without the prior written consent of A.

Article 5 (Management Guidance, etc.)

1.	A shall provide management guidance to B on the following matters concerning the operation of the School, as necessary.

(1)	Contents and methods of instruction at the School

(2)	Planning, preparation, advertising, etc. for the opening of the school

(3)	Education and training for employees

(4)	Advertising and sales promotion activities

(5)	Other operations necessary for the operation

2.	The management guidance in the preceding paragraph shall be separately stipulated by A in various regulations, manuals, etc., as necessary.

3.	B confirms that the copyrights and other intellectual property rights of the management guidance set forth in Paragraph 1 of this Article and the manuals, etc. set forth in Paragraph 2 of this Article belong to A, and that B does not hold any rights in them.

4.	B must operate the School in accordance with A’s management guidance as stipulated in Paragraph 1 of this Article and the Manual, etc. as stipulated in Paragraph 2 of this Article, and must not alter the contents thereof. If A recognizes that B is not in compliance with the management guidance and the manual, etc., A may issue an improvement order to B, and B must comply with such order.

Article 6 (School Operation, etc.)

1.	B shall begin operation of the School immediately after the date of commencement of this Agreement.

2.	B shall determine the date, time, and place of the School and notify A at least 3 days prior to the date of the School. If the scheduled School is cancelled, A shall be notified immediately after the decision to cancel is made.

3.	A shall properly manage the information, etc. regarding the date of the event described in the preceding paragraph, and shall provide accurate information to the members of B.

4.	A shall properly manage the data necessary to determine whether or not a member of B has registered to participate in the school, to manage Associated sales, and to process refunds.

5.	B may add new schools using the Trademarks, etc. to the School Business with the prior written consent of A.

6.	B shall not close the School without the prior written consent of A.

7.	B must complete the necessary notifications, approvals, etc. to the various public offices for the operation of the school before the start of the school.

8.	B shall purchase insurance with coverage equal to or greater than that of the Sports School Compensation System (accident insurance with B’s members as insured) and Facility Liability Insurance that B has purchased.

9.	B shall bear all expenses, including facility rental fees, necessary for the operation of the School.

10.	In the event that B has its members participate in A’s schools (including related events such as training camps, trial sessions, competitions, etc.), B shall follow A’s instructions and take on and fulfill the necessary roles not only in meeting participation and recruitment activities, but also in event management.

11.	In case B invites its members to participate in A’s school (including events such as training camps, trial sessions, competitions, etc.), B must follow A’s instructions and take on and fulfill the tasks and necessary roles related to not only meeting participation and recruitment activities, but also event management.

12.	when B requests A to provide support, etc. other than for the operation of the School (including related events such as training camps, trial sessions, tournaments, etc.) 11. In the event that B requests support from A other than for the operation of the School (including related events such as training camps, experience programs, competitions, etc.), B shall, in principle, pay A a service fee of 10,000 yen (excluding tax) per hour for each support (dispatched) person, in addition to the royalties as specified in Article 13, Clause 1.

13.	B shall immediately respond to any inquiries from customers, etc. concerning the School when contacted byA’s call center, and shall establish a system for this purpose.

Article 7 (Method of collecting sales proceeds, etc.)

1.	The handling of sales proceeds (admission registration fee, monthly membership fee, operation and management fee, annual membership fee, event sales, product sales commission, etc.), etc. of the School shall be as follows

(1)	A shall act as a collection agent for the collection of sales proceeds from B’s members. Once received by Kou using Kou’s payment collection system, Kou shall deduct royalties, etc., and pay them to B.

(2)	In the event that the Bidder has not received sales proceeds from a member, the Bidder shall make every effort to collect the outstanding sales proceeds.

(3)	B must obtain the prior written consent of A if it wishes to change Amount (unit price) of the registration fee, monthly membership fee, operation and maintenance fee, annual membership fee, event sales, etc. of the School.

Article 8 (Use of My Page and Handling of B’s Membership Information)

1.	Members of B shall use the membership services of “My Page” (https://mypage.leifras.co.jo), a membership management system provided by Kou.

2.	The user’s membership information shall be immediately reported to A each time the user joins or withdraws from the service, and A may not use it without the user’s consent except for the membership services described in the preceding paragraph.

3.	A shall manage B’s membership information strictly and appropriately in accordance with the Personal Information Protection Law and other related laws and regulations, as well as the Rules for Handling Personal Information.

Article 9 (Territory)

1.	Area of this school project shall not be limited. However, in expanding the project area, B shall hold sufficient discussions with A.

2.	A may, whenever it deems necessary, open a new school by itself or have another member operate a school business in the same city, town, or village in which B’s school site is located. In such cases, however, A shall consult with B sufficiently.

Article 10 (Management of Employees)

1.	B shall have its employees engaged in the operation of the school take safety training courses designated by A in advance.

2.	B shall obtain the written consent of A in determining the instructor(s) who will directly instruct the Members at the School.

3.	B shall operate the school in accordance with the instructions and manuals, etc. of A.

4.	B must have its employees engaged in the operation of the school take a life-saving course or higher. In addition, said employees must pass a first aid and safety management test conducted once a year by A.

5.	A shall dispatch employees to the SCHOOL to provide supervision, guidance and advice on matters related to the SCHOOL and other operations.

6.	B shall operate the school in accordance with the relevant laws, regulations, and notices, etc., in addition to the instructions of A, and shall not engage in any conduct that may damage A’s credibility. In the unlikely event of a complaint from a customer, you must immediately respond to it appropriately and report the complaint and the details of your response to Kou.

Article 11 (Non-Competition)

1.	without the prior written consent of A, B may conduct a school project in the same or similar sporting event as A’s school (regardless of the sporting event). (2) B shall not operate a school in the same city, town, village or ward where A’s school is located, or in the same city, town, village or ward where A’s school is operated (including areas where A’s school was operated in the past). (2) The School shall not be conducted in the same city, town or ward where the venue is located or in the same city, town or ward where the School is conducted (including areas where the School was conducted in the past). (3) If B participates in the franchise business of a third party to conduct Above business, or if a corporation with B as its representative (including a corporation with B as its effective representative) conducts Above business, the same shall also apply. The same shall apply to the case where B participates in the franchise business of a third party and a corporation represented by B (including a corporation in which B is the effective representative) conducts Above business.

2.	The preceding paragraph shall remain in effect for the term of this Agreement and for a period of three (3) years after the termination of this Agreement.

Article 12 (Advertising and Advertising Contributions)

1.	A shall conduct comprehensive advertising through the Internet, mass media, and other methods. B shall pay A a monthly fee of 2,000 yen (excluding tax), in addition to the royalties stipulated in Article 13.1, as A’s share of Advertising expenses.

2.	B shall actively participate in any events, such as trial sessions, that A conducts for recruiting activities.

3.	If B wishes to plan its own advertising activities, B must obtain the prior written consent of A. In this case, advertising expenses shall be borne by B.

Article 13 (Royalties and Method of Settlement)

1.	In consideration for the provision of management guidance, know-how, and other services (market research, product purchasing support, recruiting support, etc.) under this Agreement, B shall pay to A the following In consideration of the provision of instruction, know-how and other services (market research, product purchasing support, recruiting support, etc.), A shall pay to A a royalty (hereinafter referred to as “Royalty”) equal to 25% (excluding tax) of the total amount of sales received for the School (registration fee, monthly membership fee, operation management fee, annual membership fee, event sales, product sales commission and individual sales price, etc.) from the first day of the month to the last day of the month (hereinafter referred to as “Base Period”), less any member refund amount advanced by A. (2) A shall pay to A as royalty (hereinafter referred to as “Royalty”).

2.	The royalty stipulated in the preceding paragraph shall include the trademark royalty, know-how royalty, manual royalty, compensation for guidance and technical assistance, and expenses for various communications and administrative work provided by A to B as stipulated in Articles 4 and 5.

3.	From the total sales deposit for the School credited to A’s bank account during the calculation base period, A shall deduct Amount of advances for expenses incurred during the calculation base period, business consignment fee (Article 6, Paragraph 11), advertising and promotion fee (Article 12, Paragraph 1), system-related fee (Article 14, Paragraph 1), administrative handling fee (Article 14, Paragraph 2), and royalty fee (Article 14, Paragraph 1). Amount after deduction of the royalty shall be paid by the last day of the following month after notifying B. The transfer fee shall be borne by A.

4.	B shall report to A by the first three (3) business days of each month regarding Advances for the purpose of calculating Amount of deductions in the preceding paragraph.

5.	In the event that Amount deducted under Paragraph 3 exceeds Amount that has been credited, B shall promptly settle the deficiency.

Article 14 (System-related Fees and Handling Fees)

1.	B shall pay Online Mall a monthly fee of 20,000 yen (excluding tax) as a commission related to Online Mall’s information system, in addition to the royalty fee stipulated in Paragraph 1 of the preceding Article.

2.	B shall pay A a monthly fee of 18,000 yen (excluding tax) as an administrative handling fee for handling various inquiries, collection agency services, royalty calculation, call center operations, etc., in addition to the royalty fee stipulated in Paragraph 1 of the preceding Article.

Article 15 (Designated Articles)

1.	During the term of this Agreement, in order to maintain a unified image of the School, B shall be obligated to sell uniforms and other items to its members through an EC site operated by A and its designated vendor, BM Fan Co. However, with the prior written consent of A, A may independently sell items from other than the designated vendor. In such a case, the sales of the said goods by B shall be subject to royalties.

2.	B shall properly manage the inventory of products for members, promoted products, advertising materials such as flyers and pamphlets, and various procedural documents such as membership application forms, etc. purchased from A and its designated suppliers.

3.	The determination of the price at which B sells to its members, etc., shall be made by mutual consultation between the two parties.

Article 16 (On-Site Investigation)

A may enter the office of B and the site of the school without prior notice in order to ascertain Actual operation of the school and to provide advice to B.

Article 17 (Reporting Obligation)

1.	B shall submit to A a trial balance and other accounting books once a quarter.

2.	B shall submit to A annually financial documents (balance sheet, profit and loss statement, etc.), tax returns, and annual business plan.

3.	In the event of any change in Address of B or any significant change in the management of B, etc., B shall promptly inform A.

Article 18 (Duty of Confidentiality)

1.	B shall keep confidential and shall not disclose to any third party any information disclosed by A under this Agreement during the term of this Agreement and even after its termination.

2.	B may disclose the information specified in the preceding paragraph to any officer or employee of B who is necessary to achieve the purpose of this Agreement. In this case, B shall make such officers and employees assume the same duty of confidentiality as B, and shall be responsible for all information leaks from such officers and employees.

3.	In the event of termination or cancellation of this Agreement for any reason, B shall return all information disclosed by A to A and shall not retain any such information thereafter.

4.	The confidentiality obligation set forth in this Article shall not apply in the following cases

(1)	(iii) Facts that are publicly known or have become publicly known for reasons not attributable to a party

(2)	Facts acquired legitimately from a third party

(3)	Facts held at the time of disclosure

(4)	Facts required to be disclosed by law, government agency, or court order

Article 19 (Handling of Personal Information by B)

1.	B shall handle B’s membership information (hereinafter referred to as “Personal Information”) provided by A in accordance with this Agreement in accordance with A’s instructions, and shall not use, change the contents, erase, or disclose to any third party beyond A’s instructions. B shall handle the personal information provided by Online Mall in accordance with the instructions of Online Mall, and shall not use, change, erase, or disclose to a third party any personal information beyond the instructions of Online Mall.

2.	In the event that B acquires personal information on its own in the course of performing the services under this Agreement, B shall notify or publicly announce the purpose of use of such personal information in accordance with the Personal Information Protection Law and other relevant laws and regulations and the Rules for Handling Personal Information, and shall use such personal information within the scope of such purpose of use. Except as otherwise provided by law, personal information shall not be disclosed to any third party without the consent of the individual concerned.

3.	B must properly manage the personal information provided by A under this Agreement and the personal information in its possession, and must take necessary measures to prevent leakage. If A gives instructions regarding the management of personal information, B must comply with such instructions.

Article 20 (Term of Contract)

The term of this contract shall be from January 1, 2023 to March 31, 2026.

A and B shall discuss the continuation of this agreement two months prior to the expiration of the term of this agreement. If agreement is reached on the continuation of the contract, it may be extended for a period of one year under the same terms and conditions as this contract. The same shall apply thereafter.

Article 21 (Cancellation before maturity)

Even during the term of this Agreement, B may terminate this Agreement by giving written notice with a notice period of not less than two months. In such case, B shall not demand any consideration from A for taking over the School.

Article 22 (Forfeiture of the Benefit of Time Limit and Cancellation of Contract)

1.	In the event that either A or B falls under any of the following items, the obligation to the other party shall naturally become due and payable without any notice, and such party shall make payment to the other party, and the other party may cancel all or part of this Agreement without any notice.

(1)	In the event of a breach of one of the provisions of this Agreement

(2)	In the event of suspension of payment or insolvency

(3)	If a bill or check drawn or endorsed by Applicant is dishonored even once

(4)	In the event of a seizure, provisional seizure, provisional disposition, petition for an auction, or disposition for delinquent payment of taxes and public dues or other disposition by public authority

(5)	(iii) If a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, corporate liquidation, or special liquidation is filed, or if a petition for special mediation is filed.

(6)	When a resolution is passed to dissolve or to transfer all or a significant portion of the business

(7)	When a business is discontinued

(8)	(2) If you receive an order from the supervisory authority to suspend business, or if the necessary permits or licenses for business are revoked.

(9)	When the effective control of the company has changed due to changes in the composition of shareholders or directors, etc., and the company has lost its identity with its predecessor.

(10)	In the event that B’s conduct seriously damages A’s credibility

(11)	When A recognizes that the credit standing of B has deteriorated due to other reasons similar to the preceding item.

In the case of the preceding paragraph, if any damage is caused to A, B shall compensate A for such damage.

Article 23 (Measures after Termination of Contract)

1.	In the event of termination of this Agreement for any reason, B shall comply with the following

(1)	The School shall be closed and shall not thereafter engage in any activities that would be considered a merchant of A.

(2)	(2) Immediately cease use of the trademarks, etc. licensed by A, and return to A all signboards, supplies, sales promotion tools, and all other items bearing such trademarks, etc., in accordance with A’s instructions, or dispose of them at B’s expense. In such case, B shall submit a written statement to A stating that the disposal is complete.

(3)	(2) Return to A all documents, DVDs, CD-ROMs, and any other storage media that show manuals, business rules, and any other information provided by A, or destroy them at A’s expense, in accordance with A’s instructions. All information recorded on the computer of B shall be deleted, and B shall not retain any such information thereafter.

2.	If B has membership in the School at the time of termination of this Agreement, B shall take over the operation of the School to A, and in doing so, B shall consult with A, transfer the right to lease and use the facilities, and perform various procedures related to the consent to use. However, A may not take over the School at its discretion.

3.	Upon the succession of the School in accordance with the preceding paragraph, B may demand from A an appropriate consideration in accordance with the scale of its business at that time. The method of calculation of such consideration shall be determined separately upon consultation between A and B.

4.	termination of this Agreement, for any reason whatsoever, shall not affect the validity of the Business Transfer Agreement covering the School.

Article 24 (Written Clarification)

1.	A and B shall make all notices, demands, approvals and acceptances set forth in the provisions of this Agreement in writing, unless otherwise specified, and shall make clear the fact that such notices, demands, approvals and acceptances are in writing.

2.	If B has any business requests, etc. for A, A shall make such requests in writing.

Article 25 (Exclusion of Antisocial Forces)

1.	A and B represent and warrant that they are not antisocial forces, that they have never been antisocial forces, that they will not use antisocial forces, that they will not damage the other party’s honor or trust, interfere with its business, or make unreasonable demands, by claiming to be antisocial forces, and that their officers or employees are not members of antisocial forces. (2) The Company represents and warrants that it will not use its name or other means to defame the reputation or credibility of the other party, interfere with its business, or make unreasonable demands of the other party.

2.	In the event that A and B violate the provisions of the preceding paragraph, A and B shall immediately report such fact to the other party.

3.	A and B may terminate this Agreement without notice to the other party in the event that the other party violates the provisions of Paragraph 1 of this Article.

4.	If either A or B cancels the contract in accordance with the preceding paragraph, A or B may demand compensation from the other party for damages suffered as a result of the cancellation of the contract. In addition, the cancelled counterparty shall not be entitled to make any claim for damages caused by the cancellation of this contract or any other contract concluded between A and B.

Article 26 (Compensation for Damages)

1.	If B violates this Agreement and causes damage (including attorney’s fees within a reasonable range) to A, B shall compensate A for such damage.

2.	If a dispute arises between B and a third party due to reasons attributable to B, B shall settle the dispute on its own responsibility and at its own expense, and shall not cause any trouble to A. A shall not bear any responsibility for such disputes.

Article 27 (Delayed Payment of Damages)

If B fails to perform its obligations under this Agreement, B shall pay a late payment penalty at the rate of 14.6% per annum.

Article 28 (Penalty Charges)

If B violates this Agreement and causes damage to A, B shall compensate A for all such damage and pay a penalty of 1,000,000 yen.

Article 29 (Prohibition of transfer)

B shall not assign its position under this Agreement or any of its rights and obligations arising from this Agreement, in whole or in part, to any third party without obtaining the prior written consent of A.

Article 30 (Force Majeure)

1.	neither A nor B shall be liable to the other even if the parties are unable to perform all or any part of this Agreement or Accompanying individual agreements due to an earthquake, typhoon, tsunami or other act of God, war, riot, civil disturbance, amendment of laws, governmental action or other force majeure.

2.	In the event of the occurrence of any of the events specified in the preceding paragraph, the party against whom the force majeure event has occurred shall give notice to the other party to that effect. If the force majeure event set forth in the preceding paragraph remains unresolved six months after the dispatch of such notice and the purpose of this Agreement cannot be achieved, the party against which the force majeure event has occurred may cancel all or part of this Agreement or Accompanying individual agreements without notice.

Article 31 (Jurisdiction)

The Tokyo District Court shall have exclusive jurisdiction over any and all disputes arising out of this Agreement.

Article 32 (Consultation and Settlement)

In the event that any matter is not stipulated in this Agreement or any question arises concerning the provisions of this Agreement, A and B shall, in accordance with the purpose of this Agreement, mutually respect the good faith of both parties and settle such question through mutual consultation in good faith.

Article 33 (Other Matters)

1.	A and B agree to terminate the “Basic Franchise Agreement” between A and B dated December 24, 2019 (hereinafter referred to as the “Original Agreement”) (hereinafter referred to as the “Original Agreement”) shall terminate as of December 31, 2022.

2.	Notwithstanding the preceding paragraph, claims and obligations arising under the Original Agreement as of the date of termination of the Original Agreement shall survive after the date of termination of the Original Agreement and shall be handled in accordance with the Original Agreement.

Two (2) copies of this document have been prepared as evidence of the execution of this Agreement, and each party shall retain one (1) copy.

[DATE]

A:	4-20-3 Ebisu, Shibuya-ku, Tokyo
Yebisu Garden Place Tower 17th floor
LEIFRAS Co., Ltd.
Representative Director Kiyotaka Ito

B:	[ ]

Appendix 1

The sports schools operated by B under this Agreement shall be as follows

[Omitted]

Appendix 2

Trademarks as defined in Article 4 of this Agreement

[Omitted]